As filed with the Securities and Exchange Commission on August 15, 2013                               Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MINERIA Y EXPLORACIONES OLYMPIA, INC.
(Name of registrant as specified in its charter)

Nevada	1499	30-0785773
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Calle San Pablo
No. 8 Bo. Buenos Aires
Municipio Monsenor Novel
Dominican Republic
(Tel)  809-223-2353  (Fax) 809-970-2353  (E-mail) getup84@hotmail.com
 (Address and telephone number of principal executive offices and place of business)
________________

Francisco Antonio Jerez Garcia
Chief Executive Officer
c/o American Corporate Enterprises, Inc.
Suite 129 – 123 W. Nye Lane, Carson City, Nevada, 89706
775-884-9380
(Name, address and telephone number of agent for service)
________________

Copies to:

Lawler & Associates
4960 S. Gilbert Road, Suite 1-111
Chandler, Arizona 85012
Tel: (602) 466-3666  Fax: (602) 633-1617 (E-Mail) wsl@lawlerfirm.com

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

			Proposed Maximum aggregate offering price
Title of each class of securities to be registered	Amount of shares to be Registered	Proposed maximum offering price per share		Amount of Registration fee

Common Stock	25,000,000	$ 0.002	$ 50,000	$ 6.82

Total	25,000,000	$ 0.002	$ 50,000	$ 6.82

The registrant amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST,  2013

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offering or sale is not permitted.

MINERIA Y EXPLORACIONES OLYMPIA, INC.

25,000,000 Shares
Common Stock

We are registering 25,000,000 shares of common stock for resale by our Selling Security Holder.  The Selling Security Holder is our sole director and officer.  We will not receive any of the proceeds from the sale of the shares of common stock by the Selling Security Holder.  The number of shares of Mineria Y Exploraciones Olympia, Inc. common stock being registered by Selling Security Holder represents 33.33% of our currently issued and outstanding shares of common stock.  The Selling Security Holder is selling his shares of common stock at $0.002 per share.  The offering price of $0.002 per share was arbitrarily determined by the Selling Security Holder.

There is no public market for Mineria Y Exploraciones Olympia, Inc.’s common stock.  Subsequent to our offering, it is our intention to seek quotation on the OTC Bulletin Board (“OTCBB”).  There is no assurance our application to the Financial Industry Regulatory Authority (“FINRA”) to seek quotation on the OTCBB will be approved.

The Selling Security Holder may, from time to time, sell, transfer or otherwise dispose of any or all of his shares of common stock on any stock exchange, market or trading facility on which the shares are traded, if any, or in private transactions.  The Selling Security Holder may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits investors; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at the offering price per share; (vii) a combination of any such methods of sale; and (viii) any other method permitted pursuant to applicable law.

Because the Selling Security Holder consists of our only shareholder who is also our sole officer and director, such Selling Security Holder is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the “1933 Act”).  Any commission received by a broker or dealer in connection with sales of the shares is an underwriting commissions or discounts under the 1933 Act.  Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The Selling Shareholder, who is an "underwriter" within the meaning of Section 2(11) of the Securities Act, is subject to the prospectus delivery requirements of the Securities Act.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dealer Prospectus Delivery Instructions

Until [90 days after effective date], 2013 all dealers that effect transactions in these shares of common stock , whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this Prospectus is August, 2013.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY

Overview

The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision. Unless the context indicates or suggests otherwise, the terms “we,” “our”, “us” and “Mineria” means Mineria Y Exploraciones Olympia, Inc.

Our Business

We were incorporated in the State of Nevada on August 22, 2012.   We are a start-up, pre-exploration stage company engaged in the search for gold and related minerals.  We do not have any joint venture partners.   At the present time we have only one wholly owned subsidiary by the name of Consorcio de Mineria Y Exploraciones Olympia, SR incorporated in the Dominican Republic on September 4, 2012. We have no mining operations and have no revenues.  We have incurred losses since inception and must raise additional capital to fund our operations.   There is no assurance we will be able to raise this capital.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of—

(A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A(a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

Our sole asset is a 100% interest in the Olympia Gold Claim (“Olympia”) located in the Dominican Republic.  We acquired the Olympia claim for the sum of $13,000 from the Ministry of Mines in the Dominican Republic.  We own no property other than the Olympia.   As of the date of this Prospectus, we have conducted exploration work under Phase I on the Olympia.  We engaged Hilario Sosa, a Geological Consultant, to explore and summarize the exploration potential of the Olympia and to make recommendations.  Under this report, Mr. Sosa recommended undertaking Phase II of our exploration program consisting of soil geochemistry and diamond drilling of locations identified as having some value as shown during Phase I.  The cost for Phase II is estimated at $65,752.  We will have to raise funds to pay for the Phase II since at present we do not have sufficient funds to complete it as outlined by Mr Sosa.

There is no assurance that a commercially viable mineral deposit or reserve exists at our mineral claim or may exist until sufficient and appropriate exploration is completed and a comprehensive evaluation of such work concludes economic and legal feasibility.   Such work could take many years of exploration and would require expenditure of a substantial amount of capital, capital which we do not currently have and may never be able to raise.

We have no full-time employees and our management devotes a small percentage of his time to the affairs of the Company.

Our administrative office is located at Calle San Pablo, No. 8 Bo, Buenos Aires, Municipio Monsenor Novel, Dominican Republic.  Our telephone number is 809-223-2353.   We do not maintain a web site.

The Offering

The following is a brief summary of this offering:

Common stock offered by Selling Security Holders	25,000,000 shares offered by the Selling Security Holder, who is our sole officer and director, detailed in the section of the Prospectus entitled “Selling Security Holder” beginning on page 32.

Common stock outstanding as of the date of this Prospectus	75,000,000 Shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Security Holder.

Plan of Distribution
The offering is made by the Selling Security Holder named in this Prospectus to the extent he sells shares. There is no market for our shares of common stock.  We intend to seek quotation of our common stock on the OTCBB; however, no assurance can be given that our common stock will be approved for quotation.   The Selling Security Holder is an underwriter as defined under the Securities Act.  The Selling Security Holder intends to sell his shares of common stock for $0.002 per share.

Risk Factors
You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 6 before deciding whether to invest in our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains statements that constitute forward-looking statements. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations thereof are intended to identify forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our growth strategies, (b) anticipated trends in our industry, (c) our future financing plans, (d) our anticipated needs for working capital and (e) the benefits related to ownership of our common stock. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements for the reasons, among others, described within the various sections of this Prospectus, specifically the section entitled “Risk Factors” beginning on page 6 below. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur as projected. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our common stock involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Mineria Y Exploractiones Olympia, Inc. contained in this Prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

Risks Associated with Our Business

We have no revenues, lack profitable operations, and have incurred losses which we expect to continue into the future.

We were incorporated in 2012 and have not yet conducted any significant exploration activities on the Olympia.  We have no revenues. We have no exploration history upon which you can evaluate the likelihood of our future success or failure.  We operations are not profitable and our net loss from inception to May 31, 2013, our year end, is $48,834.  Based upon current plans, we expect to incur operating losses in future periods in connection with our exploration and evaluation of our mining claim.

We need to raise capital to continue our exploration program and to supply funds for operating expenses.

We estimate that we have sufficient cash to continue operations for twelve months but not sufficient funds to complete Phase II of our exploration program as recommended by Hilario Sosa, Professional Geologist.  We are in the exploration stage. If the results of Phase II are positive, we intend to initiate further exploration activities.   We will need to raise additional capital to undertake further exploration activities.  No assurance can be given that we are successful in raising additional capital.  You may be investing in a company that will not have the funds necessary to conduct any meaningful exploration activity due to our inability to raise additional capital.  If that occurs we will have to delay or cease our exploration program which may result in the loss of your investment.

We have no known ore reserves and we cannot guarantee that we will find any gold and/or other valuable mineralization or, if we find gold and/or valuable mineralization, that it may be economically extracted.  If we fail to find any gold and/or other valuable mineralization or if we are unable to find gold and/or valuable mineralization that may be economically extracted, we will have to cease operations.

We have no known ore reserves. Even if we find gold and/or other valuable mineralization we cannot guarantee that any gold and/or other valuable mineralization will be of sufficient quantity so as to warrant recovery.  Additionally, even if we find gold and/or other valuable mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold and/or other valuable mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.   Our ability to achieve profitability and positive cash flow in the future is dependent upon:

*	our ability to locate a profitable mineral property;
*	our ability to locate an economic ore reserve; and
*	our ability to profitably extract the mineral and generate revenues

Because we are small company, have limited capital and have only one claim, we will be limited in our exploration costs.

The possibility of development of and production from the Olympia depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified professional engineers and geologists.  We are small company and do not have much capital.  We must limit our exploration activity which may adversely affect our ability to find ore reserves since we do not have the capital that other larger companies may have to find ore.  Further, because of our limited capital we can afford to explore only one mining claim which increases our risk due to lack of diversification.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability the Olympia does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect, such as the Olympia, ever having reserves is extremely remote, in all probability our sole property, the Olympia, does not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

Even with positive results during exploration, the Olympia might never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

We might be successful, during future exploration programs, in identifying a source of minerals of good grade but not in the quantity, the tonnage, required to make commercial production feasible.  If the cost of extracting any minerals that might be found on the Olympia is in excess of the selling price of such minerals, we would not be able to develop the claim.  Accordingly even if ore reserves were found on the Olympia, without sufficient tonnage we would still not be able to economically extract the minerals from the claim in which case we would have to abandon the Olympia and seek another mineral property to develop, or cease operations altogether.

Mineral exploration and development activities are inherently risky. If such an adverse event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production.  Most exploration projects do not result in the discovery of commercially mineable deposits of ore.  The Olympia, our sole property, does not have a known body of commercial ore. Should our mineral claim be found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of the Olympia. Previous mining exploration activities may have caused environmental damage to the Olympia. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective.

Because our sole officer and director has other outside business activities and may not be in a position to devote a majority of his time to our exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

Our President will be devoting only 15% of his time, approximately 24 hours per month, to our business unless we are undertaking an exploration program whereby his hours will increase during those months.  As a consequence of the limited devotion of time to the affairs of the Company expected from our sole director and officer, our business may suffer.  For example, because our officer and director has other outside business activities due to being a professional geologist who at times contacts his services to other exploration companies our exploration activity may be sporadic or may be periodically interrupted or suspended.

Currency conversion control could adversely affect the Company’s operations and profitability.

The Company’s financial statements are reported in U.S. dollars.  We intend to conduct exploration activity on the Olympia located in the Dominican Republic.  Accordingly, the Company’s value of its assets and reporting of its operations may be adversely affected by negative changes in the exchange rate of the Dominican peso against the U.S. dollar.

Risks Associated with this Offering.

Our sole officer and director owns a substantial amount of our common stock and will have substantial influence over our operations.

Our sole director and officer currently owns 75,000,000 shares of common stock representing 100% of our outstanding shares.  Mr. Garcia purchased his shares for $0.001 per share.  He has registered for resale 25,000,000 of his shares at a price of $0.002 per share.  Assuming that Mr. Garcia is able to sell his 25,000,000 shares, he will still own 50,000,000 shares of common stock representing 66.67% of our outstanding shares.  As a result, he will have substantial influence over our operations and can effect certain corporate transaction without further shareholders’ approval.  This concentration of ownership may also have the effect of delaying or preventing a change in control.

There is no market for our shares of common stock.

Our common stock is not listed on any exchange or quotation system, and there is no market for our common stock.   Therefore, the ability of our future shareholders to sell their shares of common stock may be limited which may affect the price of our shares of common stock.  We intend to apply for a quotation on the OTCBB whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the FINRA personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodic reports filed with the SEC.

From the date of this Prospectus, we estimate that it will take us between twelve to eighteen weeks to be approved for a quotation on the OTCBB.  However, there can be no assurance that our shares will be listed for quotation on the OTCBB.

Even if a market develops for our shares our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

Even if our shares of common stock are quoted on the OTCBB, our share price may be volatile with wide fluctuations in response to several factors, including but not limited to:

●	Potential investors’ anticipated feeling regarding our results of operations;

●	Increased competition and/or variations in mineral prices;

●	Our ability or inability to generate future revenues; and

●	Market perception of the future of the mineral exploration industry.

Further, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance.  Our share price might be affected by general economic, political and market conditions, such as recessions, changes in interest rates or international currency fluctuations.  In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts.  These factors, which are not under our control, may have a material effect on our share price.

The number of shares being registered for sale in this Prospectus is significant in relation to our outstanding shares and may depress our share price.

The shares being registered by this Prospectus, 25,000,000, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective.

 We will need to sell additional shares of common stock for additional capital for our operations that will result in ownership dilution to our existing shareholders.

We need to raise additional capital through the sale of our common stock.  This will result in ownership dilution to our shareholders whereby their percentage ownership interest in the Company is reduced.  The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

Penny Stock Regulations Affect Our Stock Price, Which May Make It More Difficult For Investors To Sell Their Stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price per share of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our securities are subject to the penny stock rules, and investors may find it more difficult to sell their securities.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Security Holder. We will not receive any proceeds from the sale of shares of common stock in this offering.  We will pay all expenses associated with this offering estimated at $19,306.82 as shown on page 14.

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDERS MATTERS

Market Information

There is no market price for our shares.  There are no shares of common stock that are subject to outstanding options, warrants or securities convertible into common stock of our Company.

Holders

Mineria Y Exploraciones Olympia, Inc. has one shareholder as at the date of this Prospectus.

Dividend Policy

We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, to finance the growth of the business. We cannot assure you that we will ever pay cash dividends.  Our ability to pay cash dividends in the future will depend on the Company’s financial condition and results of operations and other factors that the Board of Directors will consider.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has not adopted any equity compensation plans although it may do so in the future if it hires additional employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Forward-Looking Statements.”

Overview

Mineria Y Exploraciones Olympia, Inc. was incorporated on August 22, 2012 under the laws of the State of Nevada and is currently in good standing with the Secretary of State.   On September 2, 2012 the Company incorporated a wholly owned subsidiary in the Dominican Republic named Consorcio de Mineria & Exloraciones Olympia, SR.  Though its subsidiary the Company acquired the mineral rights to the Olympia located north of the city of Santo Domingo in the Dominican Republic.  In order to determine if there existed any mineralization on the Olympia the subsidiary undertook ground exploration in the early part of 2013 and in February obtained a geological report authored by Hilario Santos Sosa, Professional Geologist, which is included in part in this prospectus under the heading “Description of Business”. Based on these results the Company is contemplating a further exploration program on the Olympia during the winter of 2013.   It might not have the available funds to undertake the recommended drilling program as set forth in the geological report mentioned above and hence is considering the less expensive exploration program concentrating on soil, rock and sediment samples taken from areas where high concentration of mineralization were obtained during its first exploration program.

Sadler Gibb & Associates, Inc. have stated in their audit report included in this prospectus that we might cease as a going concern.  Their wording in their report is as follows:

“The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty”.

Our auditors believe there is substantial doubt that our company can continue as an on-going business for the next twelve months unless there is an addition injection of capital into our company.   We are not producing any revenue from the Olympia and it might take years before we are able to develop the claim to a degree that it is able to produce revenue and ensure our future success.   Therefore we must seek other sources of funds other than from the Olympia in order for us to be a going concern. One way is to seek funds from new investors or to have our current director and officer advance funds to us.

PLAN OF OPERATIONS

Our financial commitments for the next twelve months consist of primarily related expenses of approximately $19,300 to this offering and becoming a reporting company, various expenses required to maintain the company during the next twelve months and approximately $65,752 associated with the mineral exploration program for a total estimate of outlay of funds of $109,553 less cash on hand as of May 31, 2013 of $26,166.  Including mineral exploration program, we will have to incur the following estimated expenses over the next twelve months:

Expenses	Amount	Description

Accounting	$ 4,095	Fees to the accountant for preparing the quarter and annual financial statements to be reviewed and examined by the independent accountants.
Audit	7,000	Review of the quarterly financial statements and examination of the annual financial statements.
Legal and Consulting Fees	1,500	Estimated legal for opinion under Exhibit 5 and consent to use of name as expert in this prospectus.
Mineral exploration program	65,752	Phase II mineral exploration program as set forth on page 29.
Edgar filing service fees	7,400	Engagement of Edgar service entity to file reports with the SEC; future Forms 10-K and 10-Q.
Offering costs	19,306	Estimated cost of the prospectus offering costs as shown on page 14
Office	1,000	General office supplies.
Transfer agent’s fees	2,000	Annual maintenance fee and preparation of share certificates and other documents periodically required.
Miscellaneous	1,500	Printing of prospectus, photocopy and courier.

Estimated expenses	109,553
Less: Cash	(26,166)	Cash as at May 31, 2013

Cash Requirements	$ 83,387

Our engineering consultant has recommended an exploration program for the $65,752 for us to undertake Phase II.  Currently, we do not presently have the requisite funds to complete the recommended exploration program.   If we cannot raise money to complete the exploration program, we may be required to cease operation or look for a joint venture partner.   As at the date of this prospectus, management has not identified any joint venture partners.

Even if we raise the sufficient funds to complete the exploration program under Phase II, we expect we will be required to raise additional funds for further exploration activities on the Olympia.

Nevertheless the Company is considering a further ground exploration program, undertaking further soil, sediment and rock samples, which would cost approximately $19,000 and be undertaken in the winter of 2013.

We do not intend to hire any employees at this time. All of the work on the Olympia will be conducted by unaffiliated independent contractors that we will hire under the supervision of our President, who is a geologist himself.

RESULTS OF OPERATIONS

Foreign Currency and Exchange Rates

Our mineral property is located in the Dominican Republic.  However, costs expressed in the geological report on the Olympia are expressed in United States Dollars.   Any future work to be conducted on the Olympia is expected to be paid in United States dollars although wages to the workers will be paid in Dominican Pesos after conversion from United States currency.  The functional currency is considered to be US dollars.

Results of Operations for the Year Ended May 31, 2013

For the period from August 22, 2012 to May 31, 2013, we had a net loss of $48,834.   This represents a net loss of $0.00 per share for the period based on a weighted average number of shares outstanding of 71,554,770.   Our loss to date represents various expenses incurred with organizing the company and its wholly owned subsidiary, commissioning the geological report, undertaking initial exploration work on the Olympia, preparation of financial statements for submission to the independent accountants and general office expenses which can be broken down as follows:

Expense	Amount	Description

Entertainment	$ 210	Various meeting with geologists, lawyers and other persons need in evaluating the potential of the Olympia claim.
Exploration expenses	26,528	Undertaking exploration work on the Olympia.
Filing fees	575	Annual report of the director and officer as filed with the State of Nevada.
Impairment loss on mineral claim	13,000	Write-off of the cost of acquiring the Olympia.
Incorporation costs	3,375	Incorporation in the State of Nevada and in the Dominican Republic.
Office	12	Printing cost of maps of the Olympia.
Legal	3,644	Property investigation and preparation of documents for the Company’s wholly owned subsidiary.
Transfer agent fees	89	Fees paid to our transfer agent.
Travel	1,401	Travelling to Santo Domingo to meet with Department of Mines on various occasions

Total	$ 48,834

Liquidity and Capital Resources

As of May 31, 2013, the Company had cash of $26,166 with no outstanding debt to creditors of the related party representing a positive working capital of $26,166.

We cannot assure that additional capital required to finance our operations will be available on acceptable terms, if at all.  Any failure to secure additional financing may force us to modify our business plan.  In addition, we cannot be assured of profitability in the future.

Milestones We Must Achieve

The milestones we have achieved since inception and what we plan to achieve in the future are as follows:

1.	Incorporated a wholly owned subsidiary in the Dominican Republic and identified through our director the Olympia.

2.	Undertook an exploration program on the Olympia wherein soil, rock and sediment samples were taken an analyzed by Acme Laboratories in Canada.

3.
Analysis of Phase I of our exploration program on the Olympia has been completed and a geological report has been prepared on the samples assayed for mineralization.   Based on these results our director is considering extending the sampling program during the winter of 2013.  This program is estimated to cost approximately $19,000.

4.
Completion of Phase II drilling program during the spring/summer of 2014 will be at a cost of  $65,752.  This program will also include further ground sampling, comprising soil, rock and sediment samples in areas of the Olympia not previous explored.

5.	Acceptance of our registration statement with the Securities Commission, if and when this might occur, if ever, at an estimated further cost of:

SEC registration fee	$ 6.82
Accounting fees and expenses (*)	5,500.00
Form S-1 preparation(*)	10,000.00
Legal fees and expenses (*)	1,500.00
Miscellaneous fees, including printing and Edgar filing service fees (*)	2,300.00

Total	$ 19,306.82

(*) Estimated

6.
Consolidated financial statements for the year ended May 31, 2013 have been completed and are a part of this prospectus and it is estimated the August 31, 2013 consolidated financial statements will be completed by no later than October 15, 2013.

7.
If the registration statement becomes effective during the next twelve months, it is the intention of management to find a market maker to file a Form 211 so that our shares can be quoted on the OTCBB.   It is our understanding there is no cost associated with this process other than minor expenses for printing and delivery of documents; such cost estimated at less than a $1,000.

Risk Associated with the Olympia

Our Company is aware of certain risk associated with the Olympia as follows:

1.	We realize that any money spent on the Olympia might be lost money never to be recovered. Very few mineral claims that are explored ever turn into actual mines which produce saleable minerals.

2.
We realize that even though we actual discover mineralization on the Olympia that it might not be of the tonnage nor grade to make it profitable to mine it.   Without the tonnage or grade there is no point in our Company trying to mine and sell the mineral on the Olympia. Another factor which must be borne in mind is that the world price for minerals fluctuates on a daily bases and hence even if the tonnage and grades are there the price per ounce might be too low to make it worthwhile for us to extract the minerals.  For example, during 2013 international gold prices have decreased in value significantly and there is no certainty that they will again rise to their previous prices.

3.
Because we are small and have not undertaken sufficient exploration work on the Olympia we might find it extremely difficult to raise money for future exploration work.  If our director wishes to continue exploring he may have to contribute the funds to the Company himself.

4.
We have never undertaken a survey of the Olympia to determine the exact boundaries of our claim.   If we are fortunate enough to discover an ore body of merit we might become involved in a legal dispute with another party as to our boundaries.   This will be expensive and time consuming to our Company and presently we do not have the funds to dispute a long-term court case.

5.
Mining has many risks attached to it which we are presently not insured against and may never be.   For example, the Olympia might be subject to cave-ins or moving rocks which will injure our workers and which might lead to court action and government intervention.   Without insurance any funds we have on hand would have to be directed to disputing any claim made against us.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a wide variety of estimates and assumptions that affect: (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and (2) the reported amounts of expenses during the reporting periods covered by the financial statements. Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become even more subjective and complex. We have identified certain accounting policies that are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 2 of the Notes to the Consolidated Financial Statements, and several of those critical accounting policies are as follows:

Exploration Properties. Mineral exploration expenditures are expensed as incurred. Property acquisition costs relating to exploration properties are also expensed until the economic viability of the project is determined and proven and probable reserves quantified. Costs associated with economically viable projects are depreciated and amortized in accordance with the policies described above.

Stock-Based Compensation and Equity Transactions. We will, in the future, account for stock-based compensation pursuant to SFAS No. 123R, Share-Based Payment, an amendment of FASB Statements 123 and 95, which requires us to measure the compensation cost of stock options and other stock-based awards to employees and directors at fair value at the grant date and recognize compensation expense over the requisite service period for awards expected to vest.

Except for transactions with future employees and our director that are within the scope of ASC 718, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Additionally, in accordance with ASC 505-50-30, the Company has determined that the dates used to value the transaction are either: (1) the date at which a commitment for performance by the counter party to earn the equity instruments is established; or (2) the date at which the counter party’s performance is complete.

Trends

Management is unaware of any trends either currently or in the past which will have an impact on our operations.   Any known risks to our future shareholders are detailed starting on page 6 under “Risk Factors”.

DESCRIPTION OF BUSINESS

Our primary asset consists of the Olympia.  We engaged Hilario Sosa to explore and summarize the exploration potential of the Olympia and to make recommendations for further work under Phase II.  His analysis and summary follow the Glossary of Geological and Technical Terms shown below.

Glossary of Geological and Technical Terms

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

Geological Term	Definition

Amphibolite	A crystalloblastic rock consisting mainly of amphibole (containing silica) and plagioclase (breaking obliquely) with little or no quartz.

Assay	An analysis to determine the quantity of one or more elemental components contained in a sample.

Barium	A silvery-white, metallic element, belonging to the alkaline earth group.

Basalt	A dark-gray to black, dense to fine-grain igneous rock.

Bismuth	A white crystalline, brittle metal with a pinkish tinge.

Breccias	A rock which has angular fragments which appear to be cemented together.

Calcareous	Said of a substance that contains calcium carbonate.

Claim	A mining right obtained from the government which comprises a land mass.

Clastic	Often referred to of fragments of minerals and rocks that have been moved from their original location.

Deposit	Mineral deposit or ore deposits is used to designate natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Epithermal	Fluids, coming off a hot intrusive body of molten rock, which solidify.

Hyaloclastite	Said of the texture of porphyritic igneous rock in which crystals and glassy groundmass are equal or nearly equal in volumetric proportions.

Intrusives	A rock mass formed below the earth’s surface from molten magma which was intruded into a pre-existing rock mass and cooled to a solid.

Mafic	Pertaining to some igneous rocks and their constituent rocks.

Metamorphism
The mineralogical, chemical, and structural adjustment of solid rocks to physical and chemical conditions that have been generally been imposed at depth below the surface zones of weathering and cementation, and that differ from the conditions under which the rock in question originated.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Molybdenum	A silvery-white, very hard, metallic element which does not occur naturally and is a valuable alloying agent with steel and nickel.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or potential objectives.

Phenocryst	A term for large crystals or mineral grains floating in the matrix or groundmass of a porphyry.

Plagioclase	Any of a group of feldspar containing a mixture of sodium and calcium feldspar.

Pyrite	A brownish yellow metal of no significant value.

Quartz	It is the most common of all minerals and can either be transparent or made up of colors – red, grey, etc.

Reserve
(1) That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2) Prove:  Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, working or drilling holes, grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced to close and the geologic character is so well defined that size, shape and mineral content of reserves are well-established.
(3) Probable: Reserves for which quantity and grade and/or quality are computed similar to that used for proven (measure) reserves, but the site of inspection, sampling, and measurement are further apart or are otherwise less adequately spaced.   The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Rhyolite	The extrusive equivalent to granite.

Schistose
Said of a rock displaying schistosity – the foliation in schist or other course-grained, crystalline rock due to the parallel, planar arrangement of mineral grains of the platy, prismatic, or ellipsodidal types, usually mica.

Selenium	A nonmetallic element and member of the sulfur family. Used in photocells, exposure meters, solar cells and extensively in rectifiers.

Sericite schist
A white, fine-grained potassium mica occurring in small scales as an alternation product of various aluminosilicate minerals, having a silky luster, and found in various metamorphic rocks or in the wall rock, fault gouge, and vein filings of many ore deposits.

Sulfide	A mineral compound characterized by the linkage of sulfur with a metal or semimetal.

Tectonics
A branch of geology dealing with the broad architecture of the outer part of the Earth; ie., the regional assembling of structure  or deformational features, a study of their mutual relations, origin, and historical evolution.

Tholeiitic	A silica-oversaturated basalt.

Vein or veinlets	A fissure, fault or crack in rock filled by minerals that have traveled upwards from some deep source.

Volcanic rocks	Igneous rocks formed from magna that has flowed out of, or have been violently ejected from, a volcano,

Zone	A belt, band, or strip of earth material, however disposed; characterized as distinct from surrounding parts by some particular secondary enrichment.

Overview

Olympia Gold Claim

The following independent geological mapping report was undertaken at the request of the management of Consorcio de Mineria y Exploraciones Olympia, S.R.L., to comply with the international exploration standards for the Olympia.  The author of the report was Mr. Hilario Sosa, Professional Geologist, who graduated from the Universidad Tecnologica de Santiago as an Engineer of Geology in 1994 and obtained in 1996 his Master’s of Science from UMAM University fo Mexico.   He has been a geologist for 18 years and visited the Olympia between November 25th and December 13, 2012.  Since 1995 he has worked for Kuky Silverio Industrial (for nine years), Pato Alto Mining Company (for five years) and Barrick Mining (for one year).

The mineral claim was assigned to Consorcio de Mineria Y Exploraciones Olympia, S.R.L., and the designation was filed with the Ministry of Industry and Commerce and Mining Directorate of the Government of the Dominican Republic.

Consorcio de Mineria y Exploraciones Olympia, SRL, has submitted and registered an exploration concession application to the Dominican government which has not been yet granted. The Dominican mining law grants Licenses of Exploration Concessions for a period of three years with two, one-year extensions allowed. The exploration concession is under revision by the technical departments of DGM, nevertheless, due to a constant follow up, all required documents were submitted.

Consorcio de Mineria y Exploraciones Olympia, SRL, is a Limited Liability Company, incorporated the date of 04th of September 2012, under the laws and regulations of the Dominican Republic, with its Mercantile Registry No. 20514-PP and Tax ID No. 130-940134, both up to date.

The taxation years the subsidiary runs from 01st of January to 31st of December, being the annual filing every 30th of April. The Company has made the applicable tax filing as at April 30, 2013.

Mining Law in the Dominican Republic

Mining in the Dominican Republic is governed by the General Mining Law No. 146 of 4 June 1971, and Regulation No. 207-98 of 3 June 1998. The mining authority is the General Mining Directorate (Dirección General de Minería - DGM) which is part of the Secretary of State of Industry and Commerce.

The properties are simply known and recorded in their respective property name under a License of Metallic Exploration Concession. Title is valid for three years. Two separate one-year extensions are allowed. After five years the concessions may be reapplied for giving the concessions a further three to five years.

The taxes are paid every six months during the first weeks of January and June. The full yearly amount is paid at the start of the year. The annual amount for each concession ranges between US$4,000 and US$25,000 (based on the current exchange rate). Every six months a full report has to be submitted to the Department of Mines summarizing work completed during the previous six months, work plans and budget for the next six months, and any geochemical data. There is no specified level of work commitment per concession.

Determination of the Boundaries of the Olympia

The Olympia concession have not been surveyed, however the claim owner, Consorico de Mineria Y Exploraciones Olympia, has erected a reference monument centrally within the property as required in the claim staking process and this is surveyed by the Mines Department. A detailed description of the procedure follows:

• The claim system in place revolves around one principal survey point PP (Punto de Partida or Departure Point), as opposed to staking all corner points with a physical stake as would be done in Canada or Australia.

• Three types of sample points that need to be calculated, a Punto de Partida (PP), a Punto de Referencia (Reference Point, PR) and three visually recognizable points (Visuales or Visuals, V1, V2 & V3).

• The PP point is a visual point from which the proposed claim boundary point can be clearly seen by line of sight. The PP point is usually a topographic high with a distance to the proposed claim boundary greater than 100 meters.

• From the PP point a second point the “Punto de Referencia” (PR) is selected. The PR point is usually another topographic high or a distinctive topographic feature such as river confluence or a road / trail junction. The bearing and distance between the PP and PR points are calculated and tabulated.

• From the PR point three separate visually identifiable points V1, V2 and V3 are selected, usually distinctive topographic feature such as confluences of rivers or road / trail junctions. The bearing and distances between the PR point and three visual points V1, V2 & V3 are calculated and tabulated.

Visuals	Magnetic Route	Distance (Meters)

PR – PP	S 69°50’ W	102.00
PR – V1	N 69°55’ W	66.90
PR – V2	N 70°10’ E	73.40
PR – V3	“E” franc	71.1 0

• From the PP point the distance to the proposed claim boundary a north-south or east-west line (no less than 100 m) is calculated. From the point at which this line intersects the claim boundary the corner points of the claim area are calculated. The corner points (Puntos de conneccion) are defined by north-south or east-west lines from the point at which the line intersects the boundary and then from each other until the boundary is completed. There is no limit to the number of points that can be used and no minimum size of claim.

• A government surveyor is sent out to review all survey points in the field after legal and fiscal verification of the claim application by the mines department.

The Exploration Concession grants its holder the right to carry out activities above or below the earth’s surface in order to define the areas containing mineral deposits by using any technical and scientific methods. For such purposes the holder may construct buildings, install machinery, communication lines and any other equipment that his research requires. No additional permitting is required until the drilling stage, which requires an environmental permit (unless drilling is no deeper than 20 meters)

An Exploitation Concession may be requested at any time during the exploration stage, and grants the right to prepare and extract all mineral substances found in the area, allowing the beneficiary to exploit, smelt and use for any business purpose the extracted materials. This type of concession is granted for a period of 75 years.

Exploitation properties in the Dominican Republic are subject to annual surface fees and a net smelter return (NSR) of 5%. A 5% net profits interest (NPI) is also payable to the municipality in which mining occurs as an environmental consideration. The value added tax is 18%. The NSR is deductible from income tax and is assessed on concentrates, but not smelted or refined product. Income Tax payable is a minimum of 1.5% of annual gross proceeds.

Environmental Regulations

The environment is governed by the General Law of the Environment and Natural Resources No. 64-00 of 18 August 2000. The environmental authority is Sub Secretary of Environmental Affairs of the Secretary of State of the Environment and Natural Resources. An environmental permit is required for trenching and drilling. The main steps in the procedure to obtain this are as follows:

1.	Complete the Prior Analysis Form with the project data including name of the project, name of the company, location on a 1:50,000 scale map, and name of the legal representative.

2.    Description of the planned work including type of equipment to be used, size of the drill platforms, amount of water that will be required, environmental management plans for fuel, oil and grease, and recirculation of water.

3.     Authorization of the land owners with copy of property title.

4.     Pay a tax of RD$5,000.00 (about US$141.50).

5.    Copy of the Resolution of the Exploration License title.

6.    UTM coordinates of the vertices of the Exploration Concession.

Deposit Types and Mineralization

The island of Hispaniola evolved as a complex island arc associated with bi-polar subduction through Cretaceous to Late Eocene time. Since then, the island has straddled the left-lateral strike-slip fault zone that separates the North American and Caribbean Plates and has largely been volcanically inactive. The Tertiary stratigraphic succession is dominated by sedimentary rocks. The most important rock units in terms of gold and base metal mineralization are the Los Ranchos, Maimon, Tireo and Duarte Formations.

Model lead isotope ages and paleontological evidence yield early Cretaceous ages for both the Los Ranchos and Maimon Formations. Together, they constituted a composite arc associated with NW-directed subduction of the proto-Caribbean plate. The Maimon Formation represents a primitive, bimodal fore-arc assemblage composed of tholeiitic basalts and subordinate felsic volcanics and meta-sedimentary rocks whereas the Los Ranchos Formation represents the axial portion of the associated island arc. The Loma Caribe peridotite, which now hosts the nickel laterite mines, and the Duarte Formation amphibolite would have been part of the oceanic crust that floored the proto-Caribbean Sea.

The volcanic arc underwent a change in polarity in Mid-Cretaceous (Aptian to Early Albanian) time, likely triggered by the collision of the Caribbean Oceanic Plateau with Hispaniola. North-vergent obduction of the Loma Caribe peridotite also took place at this time and the arc was tectonically shortened by major thrust faulting. Shearing and metamorphism was stronger in the fore-arc (Maimon) than the island arc (Los Ranchos).

Renewed calc-alkaline arc volcanism began in the Late Cretaceous (Cenomanian), associated with SW-directed subduction of the North Atlantic Plate beneath Hispaniola. This formed the volcanic arc now represented by the Tireo and Duarte Formations of the Central Cordillera.

Calc-alkaline volcanism continued until Middle/Late Eocene time, when the Bahama Platform (North Atlantic Plate) collided with Hispaniola and the island underwent NE-SW contraction. The Loma Caribe peridotite was emplaced over Late Cretaceous basalts of the Peralvillo Formation. Earlier faults and penetrative fabrics were steepened and overprinted by folds and Mid-Cretaceous thrusts were re-activated.

The Maimon Formation is separated from Late Cretaceous basalts (Peralvillo Formation) and the Loma Caribe peridotite by the NW-striking, left-lateral Ozama Shear Zone which is Eocene or younger. From Late Eocene time until the present, Hispaniola has been subjected to left-lateral transpression and left-lateral strike-slip faulting.

Property Description and Location

The Olympia Gold Claim consist of 3,315 (Three Thousand Three Hundred and Fifteen Mining Hectares) or 8,191 acres, located in the province of San Jose de Ocoa, municipality of San Jose de Ocoa, in the Southwestern region of the country, at about 112 kilometers from the city of Santo Domingo, capital of the Dominican Republic. The project is located in the Central Cordillera mountain belt at an altitude of 990 m, in steeply incised topography. Land use is cattle ranching, and the higher elevations are wooded. It is in the upper part of the Ocoa River basin at the section of Sabana Larga, the main town of the province. The access to the area claim has middle to low difficulty as it is located in a mountain region; nevertheless, the access to the claim is easy by 4x4 wheel drive or by horse riding.

SANTO DOMINGO

THE GOLD CLAIM OLYMPIA AND ITS LOCATION ON THE DOMINICAN MAP

The concession is located within the topographic sheet No.6172-II and Arroyo Cano topographic sheet No. 6172-III 1:50,000 scale, the boundaries are given by the UTM coordinates (19Q): 345.198 mE and 2'089, 000 - 2'069,826 mN. Google coordinates would be: 18’ 44’18”.12 N – 70’ 29’31”.99 O with an elevation of 990 meters.

Accessibility, Climate, Local Resources, Infractructure and Physiography

Accessibility

Access to the Olympia is from Santo Domingo to Villa Altagracia by paved highway, a distance of 112 km which takes 1 hour and 20 minutes. From Villa Altagracia to San Jose de Ocoa it is a 20 km drive on a road which is surfaced paved too.

The nearest international airport is the Airport of the Americas on the east side of Santo Domingo, about a one and a half hour drive from San Jose de Ocoa.

Esperalvillo
Yamasá
OLYMPIA
Villa
Altagracia
Pedro Brand
San Jose
de Ocoa
Los Cacaos
Santo
Domingo
Cambita
Garabitos
San
Cristóbal
Bajos de
Haina
10 km
10 mi

Satellite View of Claim Area

Climate

The mean annual temperature in San Jose de Ocoa is 22.2°C with a mean annual high of 27.8°C and a mean annual low of 16.7°C. The hottest month is July with a mean monthly high of 29.8°C, and the coolest month is January with a mean low of 15.5°C. The average annual rainfall is 1,435 mm. Rain falls all year with the wettest months being April-May and October to December (data from www.climate-charts.com, average data for 1961 to 1990). The weather is dominated by north east trade winds from the Atlantic.

Geological Setting

Olympia is located in the San Jose de Ocoa block in the Central Cordillera of Hispaniola which is a composite of oceanic derived accreted terrains bounded by left-lateral strike slip fault zones, and is part of the Early Cretaceous to Paleogene Greater Antilles island arc. Hispaniola is located on the northern margin of the Caribbean plate which is a left-lateral transform plate boundary. The tectonic collage is the result of west south west to south west directed oblique convergence of the continental margin of the North American plate with the Greater Antilles island arc, which began in the Eocene to Early Miocene and continues today.

The project geology comprises rhyolites, often altered to sericite schist, overlain by calcareous siltstones and mafic volcanic rocks. Massive sulfide mineralization occurs at the contact between the rhyolites and the calcareous siltstones at Rio Ocoa. Disseminated gold mineralization occurs in sericite schists at Olympia and other near areas.

The rhyolite forms a north west-trending body about 1,000 m wide at Olympia, narrowing to the north west. The sediment horizon occurs on the north east side and has been mapped for 3.5 km strike length, with a width of 40 to 90 m. Mafic volcanic rocks occur to the north east and south west of the rhyolite.

The rhyolites have phenocrysts of quartz and plagioclase and textures vary from cohesive, with flow banding, to volcaniclastic, often with hyaloclastite texture. They are interpreted to be lavas and/or domes with hyaloclastite breccias and sandstones, indicating extrusion and brecciation by chilling in a subaqueous environment. The sericite schists are altered and deformed rhyolite and predominate over unaltered and undeformed rhyolite. The schistose texture develops progressively as the amount of sericite increases, and there is a transition between rhyolite and sericite schist. The two names were used as descriptive lithological terms in mapping and core logging. Hydrothermal sericite alteration greatly lowers the competency of rhyolite resulting in development of schistosity in response to regional tectonics, and partial to complete destruction of the volcanic texture. Textural variations reflect different volcanic and volcaniclastic units. The sericite schists are pale green to white with quartz phenocrysts and sericite pseudomorphs of plagioclase and biotite, and a strong schistose foliation with open to tight, second-stage folding.

The schists contain pyrite in disseminations and in stringers parallel to, and oblique to the foliation. In places they also contain veinlets of massive to breccia textured sulfides. The sediments are dark gray to black, well bedded to laminated, calcareous siltstones. In places they have black shaley to graphitic partings. They commonly have beds of sedimentary breccia with elongate, flat siltstone rip-up clasts, and beds of volcaniclastic sandstone to conglomerate in a calcareous siltstone matrix.

Topography

The 1:50,000 topographic map with 20 m contours, published by the Instituto Cartográfico Militar (ICM –Military Cartografic Institute), was digitized and enlarged for use as a base map for exploration at Olympia. The grid used is UTM and the datum is North American Datum 1927 (NAD 27) Conus (Continental USA), Zone 19. A hand held global positioning system (GPS) receiver model Garmin “GPSmap76” was used to record sample locations.

Geochemistry

The main exploration technique used for definition of targets was geological mapping of the sericite schist – sediment contact and soil sampling. A total of 90 soil samples were taken and analyzed for gold and multielements. The area sampled is about 5.0 km long northwest by 1.4 km across. Gold and copper soil geochemistry maps are shown below. The line spacing varies from 25 m to 100 m, and the sample spacing varies from 25 m to 100 m. Most of the area was sampled on a 50 m by 50 m grid. Soil samples were taken from the B horizon and were not sieved. The average sample weight was about 0.5 kg. Gold shows a spatial correlation with Ag (Silver), As (Arsenic), Pb (Lead), Ba (Barium), Hg (Mercury), Mo (Molybdenum), Cu (Copper), Zn (Zinc), Se (Selenium) and Bi (Bismuth). There are also some anomalies of Cu-Mo-Se-Bi without significant Au (Gold) and other metals.

Working Methodology

The initial indications of mineralization at Olympia were found by fine fraction stream sediment sampling and float sampling carried out as part of a regional stream sediment geochemistry exploration program.

A total of 90 soil samples were taken and analyzed for gold and multi-elements. The area sampled is about 5.0 km long northwest by 1.4 km across. Soil samples were taken from the B horizon and were not sieved. The average sample weight was about 0.5 kg.

Rock sampling was carried out as grab samples of outcrop and float, and channel samples from hand-dug pits and trenches. A total of 30 rock samples were collected. Samples are 2 to 4 kg in weight and were analyzed for gold and multi-elements. Surface rock samples are collected to check for the existence of mineralization, but not to quantify it, and were used for resource estimation

Efforts have been made to sample points without visible contamination and upstream of roads or towns. The samples were collected in the live channel, without direct influence of contributions from the banks. Samples have been made, the result of mixture increments of at least 5 (5 to 10) collected to along 200 m of runway. Have been sought, given the thick granulometry generally found in the channels, areas with lower current strength that allowed the accumulation of finer sediments (behind large rocks or blocks, in areas of convexity of the channel, etc.). At each point were taken with GPS coordinates, and has made a record that reflected the data type of sediment and the bed of the stream.

Sample Preparation

It was important to select the type of sampling, which performed during regional exploration, where three types of sampling were performed in the area of interest:

- Active Sediments. - Sampling of sediments carried in streams or rivers causes, whose purpose was to determine the volumetric values of metallic minerals, concentrated in the watershed and from the tops of the hills and / or mountains, which circumscribe the basin. The results allowed us to zonify and to determine the origin of the sediments. This sampling was regional and was performed with a geological survey support.

- Sampling of Rock. - Sampling conducted in the lithological units potentially generating and / or mineral-storing metal concentrations and economically feasable, these sampling were performed after a regional geological study, which identified the lithological units that are present in the área of interest.

- Soil Sampling. - This sampling was performed after a detailed geological study of the area, where we have identified the lithological units and structural data (faults and fractures). This sampling was performed in alteration zones that were identified during the study, these alterations are potassic, propylitic, quartz-sericite, argillic and silicification. Any sampling outside these areas is speculative and / or wrong.

Soil and rock samples were collected in heavy duty paper and polythene sample bags respectively, sealed with wire ties and plastic cable ties respectively. A detailed sample description form was filled in for each sample, and a tear-off sample ticket inserted in the bag.

Stream sediment, soil and rock samples were shipped to Acme Labs, Vancouver, Canada for preparation and analysis. This lab complies with the requirements of international standards ISO 9001:2000 and ISO 17025:1999. The whole sample was shipped to the sample preparation facility in the Dominican Republic.

Analysis of Samples at the Olympia:

Express in Grams per Ton

Sample	Type	UTM – X	UTM - Y	Gold	Silver	Copper	Zinc

XTR36	ROCK	345198	2089001	8.15	23.14	5.10	12.36
XTR42	ROCK	345210	2097655	9.12	2.35	1.75	5.63
XTR01	ROCK	345265	2097601	1.02	3.02	1.75	0.96
XTR24	ROCK	345290	2097432	1.08	3.36	3.25	156.00
XTS14	SED	345295	2097675	1.25	32.18	87.10	10.01
XTS10	SED	345211	2097535	23.10	12.02	10.30	9.75
XTS22	SED	345201	2097433	14.12	1.36	17.95	74.20
XTS06	SED	345301	2097386	2.12	13.12	2.10	3.20
XSS17	SOIL	345356	2097864	3.12	8.54	13.20	21.20
XSS65	SOIL	345366	2097992	12.50	21.20	33.20	11.00
XSS54	SOIL	345401	2097999	3.33	6.45	24.10	36.20
XSS23	SOIL	345433	2097581	2.99	12.00	3.20	4.96
XSS12	SOIL	346202	2097514	1.24	6.30	10.20	34.10
XSS27	SOIL	345421	2097811	3.96	6.23	17.10	12.60
XTS18	SED	346236	2097823	1.45	1.23	7.89	5.21
XTS17	SED	345360	2097975	13.20	74.20	88.20	117.00

UTM	Universal Transverse Mercator
ROCK	Rock sample
SED	Sediments from rivers and streams on the property
SOIL	Soil samples

The above chart shows the most attractive points of interest and locations of collected samples.
These results are derived from surface exploration only, opportune drilling is recommended in order to set forth the viability and feasibility of the project.

The total number of samples taken during the exploration program was 140 which comprised 29 rock samples, 66 soil samples and 45 sediment samples.   The ones not shown above contained virtually limited mineralization.

The Olympia is located near the town of San Jose de Ocoa in the Province of San Jose de Ocoa and therefore access to supplies and workers if readily available.  As for sources of power during the exploration stage the Company can use generators on the claim and water access can be obtained from the numerous streams that flow over the property.  There are no infrastructures located on the Olympia.

Recommendations and Conclusions

The geologist of the above noted report concludes that:

•	Exploration diamond drilling should be conducted in order to determine the quality and quantification of the deposits.

•	Exploration, surveys, sampling, sample preparation have been according to the international standards.

•	Sampling and surveying includes quality assurance procedures.

•	Exploration databases are professionally constructed and are sufficiently error-free.

The exploration budget proposed for Phase II is as follows:

Item	Number and Cost	Total Cost (USD)

Salaries and camp costs:

Supervising Geologist	22 days @ $600.00 per day	$ 13,200.00
Geological Assistant	22 days @ $200.00 per day	4,400.00

Transportation	1,500 km @ $0.75 per km	1,125.00
Camp cost and lodging	22 days @ $100 per day	2,200.00

Compilation:

Data and digitizing	15 days @ $150.00 per day	2,250.00
Drill hole interpretation and modeling	11 days @ $600.00 per day	6,600.00
Structural consultant	17 days @ $200.00 per day	3,400.00

Drilling and assaying:

Soil geochemistry		12,500.00
Diamond drilling (initial test holes)	150 meters @ $60.00 per meter	9,000.00
Assays of drill core	150 samples @ $34.00 per sample	5,100.00
Subtotal		59,775.99
Contingency	10%	5,977.50

TOTAL		$ 65,752.50

Management has not yet decided when it will be able to start Phase II since at the present time it does not have the available funds to do so.

In order to maintain the Olympia in good standing during the forth coming years the following will have to be adhered to:

-	One time payments will have to be made for connection point revisions, project boundaries and newspaper publication of the ownership of the Olympia for an estimated cost of $2,300.
-
The Company will have to apply for and receive a Certificate from the Ministry of Mines indicating that it has the rights to the minerals on the Olympia for a cost of $100.   This process takes time and the Company has not yet received its Certificate but has been assured it is forthcoming within the next several months.

-	Minimum annual cost to maintain the claim in good standing would be approximately $12,000 in exploration work.

LEGAL PROCEEDINGS

We are not engaged in any legal proceedings.

MANAGEMENT

Director and Executive Officer

The following table sets forth the name and age of our sole director and executive officer, the principal offices and positions with us held by him and the date he became our director or executive officer.  Our executive officer is appointed by our Board of Directors. Our director serves until the earlier occurrence of the election of his successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors.  We have no other employees.

Name	Age	Position

Francisco Antonio Jerez Garcia	48	Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Secretary and Director

Francisco Garcia has served as Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Secretary and Director since the Company’s inception.

Francisco Garcia graduated from the Instituto Tecnico del Cibao Oriental – ITECO in the Province of Sanchez Ramirez and obtained a degree of Engineer of Geology and Mines in 1991 and Master’s of Science in 1994 from the same university.   He has worked in 1996 as a laboratory assistant for M&M Minerals; in 1997 he worked as a field geologist for The Burn in evaluating limestone; between  1998 and 2000 he worked as a geologist and geophysical engineer in order to allow Minera Hispaniola, SA in determining their source for a drilling program, plotting and overseeing the development of roads into the claim under consideration, undertook an extensive mapping and sampling program, making the mesh geochemical in the project as well as sampling numerous outcrops; in 2000 he conducted an assessment of better access to carry water to the areas where it was needed on the claim owned by Coproinver S.A.; between 2001 and 2002 again worked for Minera Hospaniola as a field geologist where he explored different projects with the provinces of Monte Plata and Sanchez Ramirez by collecting samples either in sediment, soil or rock; in 2002 he worked for Placer Dome Dominicana, Inc where he was responsible for the good design of the future operating plan; between 2003 and 2004 he worked as a field geologist for Cementos Cibao where designed and constructed drilling platforms and ensuring adherence to environmental requirements in the region, undertook geological mapping and structural geology as needed and between 2005 and 2010 he was employed by Cemex Dominicana in planning, blasting, selective mining, crushing, stacking and management of personnel and equipment.   Since 2010 he has been a self-employed geologist.

We do not have an audit committee due to the only officer and director being Mr. Garcia.  It is the Company’s intention to identify a person who would be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-K.  Given our size and limited financial ability, we do not anticipate in seeking an audit committee financial expert in the near future.

Conflicts of Interest

Our sole director, Mr. Garcia, is a professional geologist and has other clients in the mineral exploration business.   Therefore there may be cases whereby he identifies a mineral claim for another client which might appeal to our Company.    If engaged by another client it would be difficult for us to demand he consider venting the mineral claim into our Company.   Hopefully such a circumstance would not be occurring very often, if ever.

To ensure that potential conflicts of interest are avoided or declared and that the Company conducts business in accordance with laws, our sole director adopted on August 26, 2012, a Code of Business Conduct and Ethics.  Mineria’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the ethical behavior of Mineria’s present and future officers to its shareholders, employees, customers, lenders and others.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

The Company’s Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

Executive Compensation

In light of our limited capital, our executive officer receives no cash compensation for serving the Company.

Compensation Summary

The following table summarizes all compensation earned by or paid to our Chief Executive Officer, Mr. Garcia, during the period from inception to May 31, 2013.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Option Award	All Other compensation	Total

Francisco A. J. Garcia Chief Executive Officer	2012	0	0	0	0
	2013	0	0	0	0

Employment Agreements

Mr. Garcia does not have an employment agreement with the Company.

Stock Options

The Company has no stock options outstanding.

Compensation of Our Sole Director

Currently, Mr. Garcia receives no compensation for serving as such.  We may reconsider this policy if and when we appoint or elect other individuals as directors.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table presents certain information regarding the beneficial ownership of all shares of common stock at May 31, 2013 for executive officer and director of our Company.  The percentage ownership shown in such table is based upon the 75,000,000 common shares issued and outstanding.   There are no options or warrants to acquire our common stock outstanding.

Name	Common Shares Owned	Percentage
Francisco Antonio Jerez Garcia Calle San Pablo, No. 8 Bo. Buenos Aires Municipio Monsenor Novel, Dominican Republic	75,000,000	100.0%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Related Party Transactions

We have not entered into any transaction involving Mr. Garcia or any entity controlled by him.

Director Independence

Mr. Francisco Garcia in not independent within the meaning of Section 4200(a)15 of the NASDAQ Stock Market Rules.

SELLING SECURITY HOLDER

The following table identifies the Selling Security Holder, as of May 31, 2013, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Security Holder, (ii) the number of common shares that may be offered for the Selling Security Holder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Security Holder assuming the sale of all of the common shares covered hereby by the Selling Security Holder.  As of May 31, 2013, 75,000,000 shares of common stock were issued and outstanding.  The Selling Security Holder may sell some, all, or none of his shares of common stock. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares are sold.

Name of Selling Security Holder	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After Offering
	Number	Percentage	Number	Number	Percentage
Francisco A. J. Garcia Calle San Pablo No.8 Bo. Bueno Aires, Municipio Monsenor, Novel Dominican Republic	75,000,000	100.00	25,000,000	50,000,000	66.67

Total	75,000,000	100.00	25,000,000	50,000,000	66.67

PLAN OF DISTRIBUTION

The Selling Security Holder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a Selling Security Holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of his shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.   The offering price for the shares of common stock owned by the Selling Security Holder will be $0.002 per share.  The offering price of $0.002 per share was arbitrarily determined by the Selling Security Holder.

The Selling Security Holder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at the offering price per share;
•	privately negotiated transactions;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Security Holder  may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holder to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Security Holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the Selling Security Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

The aggregate proceeds to the Selling Security Holder from the sale of the common stock offered by him will be the purchase price of the common stock less discounts or commissions, if any. The Selling Security Holder reserves the right to accept and, together with his agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Security Holder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that he meets the criteria and conform to the requirements of that rule.  Assuming that the Selling Security Holder sells all of his shares of common stock pursuant to this Prospectus, he will own 50,000,000 shares of common stock which may be sold pursuant to Rule 144.

The Selling Security Holder and any broker-dealers acting in connection with the sale of the Shares hereunder is an "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by him and any profit realized by him on the resale of Shares as principals is an underwriting compensation under the 1933 Act.  The Selling Security Holder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Security Holder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Security Holder and his affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Security Holder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

This offering by the Selling Security Holder will terminate nine months after the effective date of the registration statement.

DESCRIPTION OF SECURITIES
Common Stock

We are authorized by our Articles of Incorporation to issue 550,000,000 shares of common stock, $0.001 par value per share. As of May 31, 2013, there were 75,000,000 shares of common stock issued and outstanding.  Our future stockholders are entitled to vote, to receive dividends as may be declared by the Board out of funds legally available therefore and to share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, preemptive or subscription rights. All outstanding shares of common stock are fully paid and nonassessable.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are incorporated under the laws of the State of Nevada.  Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit.

A Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable under NRS 78.138 (see above), acted in “good faith” and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Nevada corporate statutes’ indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.

The Company’s Bylaws provide that the corporation shall, to the maximum extent and in the manner permitted by the NRS, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. The Company’s Bylaws do not modify Nevada law in this respect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered was passed upon by the W. Scott Lawler, Attorney at Law, Suite 1-111, 4960 S. Gilbert Road, Chandler, Arizona, 85249.

EXPERTS

The financial statements of Mineria Y Exploraciones Olympia, Inc. have been included in the Prospectus and elsewhere in the registration statement in reliance on the report of Sadler, Gibb & Associates, LLC an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

 Lawler & Associates has assisted us in the preparation of this prospectus and registration statement and has given an opinion on the tradability of the shares issued by the Company.

The summary of exploration contained in “Geological Report on Olympia Gold Claim” dated February 19, 2013, was authored by Hilario Santos Sosa, Professional Geologist, Puerto Plata, Dominican Republic.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Action Stock Transfer Corp., Suite 214 – 2469 E. Fort Union Blvd., Salt Lake City, Utah, 84121, with the telephone number (801) 274-1088.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

In addition you may obtain free of charge a copy of our reports filed with the SEC by sending your request to Mr. Garcia, Mineria Y Exploraciones Olympia, Inc., Calle San Pablo, No. 8 B0. Buenos Aires, Municipio Monsenor Novel, Dominican Republic.

MINERIA Y EXPLORACIONES OLYMPIA, INC.

LETTER HEAD OF SADLER GIBB & ASSOCIATES, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
Mineria Y Exploraciones Olympia, Inc.

We have audited the accompanying consolidated balance sheet of Mineria Y Exploraciones Olympia, Inc. (the Company) as of May 31, 2013 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period August 22, 2012 (date of inception) to May 31, 2013.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mineria Y Exploraciones Olympia, Inc. as of May 31, 2013, and the consolidated results of their operations and cash flows for the period August 22, 2012 (date of inception) to May 31, 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the consolidated financial statements, the Company will need additional working capital for its intended purpose, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 6. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

[Missing Graphic Reference]
/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
August 15, 2013

MINERIA Y EXPLORACIONES OLYMPIA, INC.
(An Exploration Stage Company)
 CONSOLIDATED BALANCE SHEET

May 31, 2013

ASSETS

CURRENT ASSETS

Cash	$ 26,166

Total Current Assets	26,166

TOTAL ASSETS	$ 26,166

Commitments and contingencies	$ -
STOCKHOLDER’S EQUITY

Common stock
550,000,000 shares authorized, at $0.001 par value;
75,000,000 shares issued and outstanding	75,000
Deficit accumulated during the exploration stage	(48,834)

Total Stockholder’s Equity	26,166

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$ 26,166

The accompanying notes are an integral part of these consolidated financial statements.

MINERIA Y EXPLORACIONES OLYMPIA, INC.
(An Exploration Stage Company)
 CONSOLIDATED STATEMENT OF OPERATIONS

From August 22, 2012 (date of inception) to May 31, 2013

REVENUES	$ -

EXPENSES

Exploration	26,528
Impairment on mineral claim acquisition	13,000
General and administrative expenses	9,306

NET LOSS FROM OPERATIONS	$ (48,834)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.00)

WEIGHTED AVERAGE OUTSTANDING SHARES

Basic and diluted	71,554,770

The accompanying notes are an integral part of these consolidated financial statements.

 MINERIA Y EXPLORACIONES OLYMPIA, INC.
 (An Exploration Stage Company)

 CONSOLIDATED STATEMENT OF  STOCKHOLDER’S EQUITY
Period August 22, 2012 (date of inception) to May 31, 2013

	Common Shares	Stock Amount	Accumulated Deficit	Total

Balance August 22, 2012	-	$ -	$ -	$ -

Issuance of common shares for cash – $0.001, September 4, 2012	75,000,000	75,000	-	75,000

Net operating loss for the period August 22, 2012 ( date of Inception) to May 31, 2013	-	-	(48,834)	(48,834)

Balance as at May 31, 2013	75,000,000	$ 75,000	$ (48,834)	$ 26,116

The accompanying notes are an integral part of these consolidated financial statements

MINERIA Y EXPLORACIONES OLYMPIA, INC.
 (An Exploration Stage Company)
 CONSOLIDATED STATEMENT OF CASH FLOWS
For the period August 22, 2012 (date of inception) to May 31, 2013

From August 22, 2012 (date of inception) to May 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (48,834)

Adjustments to reconcile net loss to net cash used in operating activities:

Impairment loss on mineral claim	13,000

Net Cash Used In Operating Activities	(35,834)

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of mineral claim	(13,000)

Net Cash Used In Investing Activities	(13,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock	75,000

Net Cash Provided by Financing Activities	75,000

Net Increase in Cash	26,166

Cash at Beginning of Period	-

CASH AT END OF PERIOD	$ 26,166

The accompanying notes are an integral part of these consolidated financial statements

MINERIA Y EXPLORACTIONES OLYMPIA, INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
May 31, 2013

1.           ORGANIZATION

The Company, Mineria Y Exploraciones Olympia, Inc., was incorporated under the laws of the State of Nevada on August 22, 2012 with the authorized capital stock of 550,000,000 shares at $0.001 par value.

The Company’s wholly owned subsidiary Consorcio de Mineria y Exploraciones Olympia, SRL, is a Limited Liability Company, incorporated September 4, 2012, under the laws and regulations of the Dominican Republic.

The Company was organized for the purpose of acquiring and developing mineral properties.  At the report date mineral claims, with unknown reserves, had been acquired.  The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the exploration stage and is considered to be in the exploration stage.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company recognizes income and expenses based on the accrual method of accounting.

Consolidated Financial Statements

The Company consolidates its financial statements with that of its wholly owned subsidiary, Consorcio de Mineria y Exporaciones Olympia, SRL wherein all intercompany accounts are eliminated upon consolidation.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding.   Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidilutive and then the basic and diluted per share amounts are the same.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed.   An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

Period Ended	Estimated NOL Carry-Forward	NOL Expires	Estimated Tax Benefit from NOL	Valuation Allowance	Net Tax Benefit

5/31/13	$ 48,834	2033	$ 16,604	$ (16,604)	$ -

On May 31, 2013 the Company had a net operating loss carry forward of $48,834 for income tax purposes.  The tax benefit of approximately $16,604 from the loss carry forward has been fully offset by a valuation allowance.

As of May 31, 2013, the Company has no unrecognized income tax benefits. The Company’s policy for classifying interest and penalties associated with unrecognized income tax benefits is to include such items as tax expense. No interest or penalties have been recorded during the year ended May 31, 2013 and no interest or penalties have been accrued as of May 31, 2013.  As of May 31, 2013, the Company did not have any amounts recorded pertaining to uncertain tax positions.

The tax years from 2013 and forward remain open to examination by federal and state authorities due to net operating loss and credit carryforwards. The Company is currently not under examination by the Internal Revenue Service or any other taxing authorities.

Impairment of Long-lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  The assets are subject to impairment consideration under ASC 360-10-35-17 if events or circumstances indicate that their carrying amounts might not be recoverable.   When the Company determines that an impairment analysis should be done, the analysis will be performed using rules of ASC 930-360-35, Asset Impairment, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

Foreign Currency Transactions

The books of the Company are maintained in United States dollars and this is the Company’s functional and reporting currency. Transactions denominated in other than the United States dollar are translated as follows with the related transaction gains and losses being recorded in the Statement of Operations:

(i)	Monetary items are recorded at the rate of exchange prevailing as at the balance sheet date;

(ii)	Non-Monetary items including equity are recorded at the historical rate of exchange; and

(iii)	Revenues and expenses are recorded at the period average in which the transaction occurred.

Revenue Recognition

Revenue from the sale of minerals will be recognized when a contract is in place and minerals are delivered to the customer.

Mineral claim acquisition and exploration costs

The cost of acquiring mineral properties or claims is initially capitalized and then tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Mineral exploration costs are expensed as incurred.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value due to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.   Actual results could vary from the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of recent accounting pronouncements will have a material impact on its financial statements.

3.           ACQUISITION OF MINERAL CLAIM

On August 28, 2012, the Company acquired the Olympia Gold Claim located in the Dominican Republic for $13,000.

The Olympia Gold Claim consist of 3,315 (Three Thousand Three Hundred and Fifteen Mining Hectares) or 8,191 acres, located in the province of San Jose de Ocoa, municipality of San Jose de Ocoa, in the Southwestern region of the country, at about 112 kilometers from the city of Santo Domingo, capital of the Dominican Republic.

The Company determined indicators of impairment existed at May 31, 2013, and based on its cash flows assessment on that date, determined an impairment loss should be recorded in the amount of $13,000.

4.           SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

The sole director and officer of the Company has purchased 100% of the issued and outstanding shares of the Company for $75,000.

5.           COMMON STOCK

On September 4, 2012, the Company issued 75,000,000 common shares to its sole director and officer for $75,000.

6.           GOING CONCERN

The Company will need additional working capital to accomplish its intended purpose of exploring its mining claim, which raises substantial doubt about its ability to continue as a going concern. Management of the Company has developed a strategy, which it believes will accomplish this objective through Director’s advances, additional equity funding, and long term financing, which will enable the Company to operate for the coming year.

7.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 15, 2013, which is the date the financial statements were issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Security Holder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$ 6.82
Accounting fees and expenses (*)	5,500.00
Form S-1 preparation(*)	10,000.00
Legal fees and expenses (*)	1,500.00
Miscellaneous fees, including printing and Edgar filing service fees (*)	2,300.00

Total	$ 19,306.82

*Estimate

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit. The Company’s proposed Nevada Articles and Bylaws state that the personal liability of all of the directors and officers of the corporation is hereby eliminated to the fullest extent allowed as provided by the NRS.

A Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable under NRS 78.138 (see above), acted in “good faith” and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Nevada corporate statutes’ indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.

The Company’s proposed Nevada Articles provide that the corporation shall, to the maximum extent and in the manner permitted by the NRS, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. The Company’s proposed Nevada Bylaws do not modify Nevada law in this respect.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following table provides the sales of unregistered securities for the past three (3) years:

On September 4, 2012, the Company sold 75,000,000 shares of common stock at one tenth of a cent ($0.001) to its President for an aggregate purchase price of $75,000 in cash.

The registrant believes that the above sales were exempt from registration upon reliance of Section 4(2) of the Securities Act of 1933 and upon Regulation S promulgated under the Securities Act.  No commissions were paid in connection with the above transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

Exhibit No.	Description	Location

3.1	Articles of Incorporation of Mineria Y Exploraciones Olympia, Inc.	Filed herewith

3.2	Bylaws of Mineria Y Exploraciones Olympia, Inc.	Filed herewith

5.1	Opinion of Lawler & Associates	Filed herewith

10.1	Transfer Agent and Registrar Agreement	Filed herewith

11.1	Statement re: Computation of Per Share Earnings	Filed herewith

14.1	Code of Ethics	Filed herewith

21	Subsidiary – Consorcio de Mineria Y Exploraciones Olympia, SRL.	Filed herewith

23.1	Consent of Sadler Gibb & Associates	Filed herewith

23.2	Consent of Lawler & Associates	See Exhibit 5.1

23.3	Consent of Hilario Santos Sosa, Professional Geologist	Filed herewith

99.1	Audit Committee Charter	Filed herewith

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)	Rule 415 Offering:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and

(iii)           Include any additional or changed material information with respect to the plan of distribution.

(2)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(5)           For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities, provided by or on behalf of the undersigned small business issuer; and

(iv)           Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)           Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           Reliance on Rule 430C. Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City Santo Domingo, on the 15th day of August, 2013

Mineria Y Exploraciones Olympia, Inc.

By:             /s/Francisco Antonio Jerez Garcia
Francisco Antonio Jerez Garcia
Chief Executive Officer, Chief Accounting Officer, Chief Financial Officer, Secretary and Director

Power of Attorney

The undersigned constitute and appoint Mr. Francisco Antonio Jerez Garcia, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-1 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following person in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Antonio Jerez Garcia Francisco Antonio Jerez Garcia	Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officers, Secretary and Director	August 15, 2013